Exhibit 10.1

Julie A. Cook

Vice President, Human Resources

Federal Signal Corporation

630.954.2036

jcook@federalsignal.com

March 24, 2013

Mr. Brian S. Cooper

15 W 365 60th St.

Burr Ridge, IL 60521

Dear Brian:

It is with great pleasure that we present you with the following offer of employment in the position of Senior Vice President and Chief Financial Officer, reporting to Dennis Martin, President and CEO. You will be a Section 16 Officer and a member of the Executive Committee. We are looking forward to the addition of your expertise to our leadership team.

The specific elements of this offer as they relate to compensation and benefits are as follows:

1)	Base Salary: Your base salary will be $320,000 per year, paid semi-monthly. You will also be considered for a merit-based annual salary increase in 2014. Salary increases generally occur in March.

2)	Short-Term Incentive Bonus Plan: You will be eligible to participate in our bonus program in which your target annual cash incentive will be 60% of your base salary, with the maximum set at 120% of your base salary. Your annual incentive award will be weighted 70% based on the financial performance of the company and 30% based on individual objectives. For 2013, your bonus will be prorated based on your start date. All executive bonus awards are subject to the approval of the Compensation and Benefits Committee.

3)	Car Allowance: You will receive a monthly car allowance in the amount of $950, in accordance with company policies and procedures.

4)	Long-Term Incentive Bonus Plan: Annual long term incentive grants are generally awarded in early to mid May. On the latter of your first day of employment or the day that long term incentive grants are issued to eligible executives, you will be awarded a grant that is targeted at approximately $308,000. This grant will be split evenly between performance based restricted stock units and stock options. This represents a full year award at target. All awards are subject to approval of the Compensation and Benefits Committee, in its sole and absolute discretion. This offer letter does not constitute a guarantee for any future equity awards. Receipt of these shares is contingent upon your signing a non-compete agreement.

5)	Vacation Time: Your vacation accrual is based on the calendar year, prorated for balance of 2013. You will receive four weeks of vacation annually, starting in 2014.

6)	Benefits: You will be eligible to participate in the company health and welfare programs on the first day of the month following your date of hire. You are eligible to participate in the Federal Signal Corporation Savings Retirement Plan (401(k) plan) on your date of hire. Coverage options and benefits are outlined on the Summary Sheet provided. In addition, you will be eligible to participate in the non-qualified Savings Restoration Plan in 2014.

7)	Severance: You will be eligible to participate in the Federal Signal Executive General Severance Plan as a Section 16 Tier 1 Executive. A copy of this plan is attached for your review.

1415 WEST 22nd STREET • OAK BROOK, ILLINOIS 60523 • PHONE (630) 954-2000

8)	Change in Control: You will be eligible to enter into a Change in Control Agreement. The form of the Company’s Change in Control Agreement has been revised for all eligible employees hired after February 20, 2009, in response to a shareholder proposal on certain types of severance payments. A copy of the Change in Control Agreement is enclosed.

9)	Employment Eligibility Verification: The Immigration Reform and Control Act of 1986 requires employers to ensure all new employees are eligible to work in the United States. As such, new employees must present proof of employment eligibility within three days of employment. Please review the enclosed list of acceptable documents and plan to provide one item from list A, OR one item from list B AND list C. You should be prepared to provide your original documentation on your first day of employment with the Company.

Should you decide to accept this offer of employment, your employment will be considered employment “at will”. This means either you or the Company may choose to end the employment relationship at any time with or without cause. This offer is not, nor shall it be construed to be, a contract of employment between you and Federal Signal Corporation. This offer of employment is expressly contingent upon your successfully passing a drug and/or alcohol screen, our obtaining a favorable background check, your execution of a Terms of Employment Agreement, and your agreement to a start date that is mutually agreeable. Please contact Gail Jernberg at 630 954 2014 to make arrangements for these prerequisites.

Brian, I look forward to your joining the Federal Signal team. If you accept this offer, please sign one of the copies of this letter and return it to me on or before April 1, 2013. If you have any questions about this offer, please call me at 630 954 2068.

Best regards,

/s/ Julie A. Cook

Julie A. Cook

Vice President, Human Resources

Federal Signal Corporation

Enclosures:

Severance Plan

Benefits Summary

Change in Control Executive Severance Agreement

Acceptance:

I accept this offer as described above.

/s/ Brian S. Cooper	April 10, 2013
Brian S. Cooper	Date

1415 WEST 22nd STREET - OAK BROOK, ILLINOIS 60523 - PHONE (630) 945-2023